Exhibit 99.1

Lennox International announces new $300 million stock repurchase program and early completion of $500 Million stock repurchase program

(DALLAS, June 2, 2008) — Lennox International Inc. (NYSE: LII) today announced its board of directors has approved a share repurchase program for $300 million of its common stock in open market transactions. Based on the closing price on May 30, 2008, a $300 million repurchase would represent over 15% of the company’s market capitalization.

The company has repurchased approximately 14 million shares under the $500 million stock repurchase program announced on July 25, 2007. The repurchases were completed over one quarter ahead of the previously announced completion date of the end of third quarter 2008.

“We are confident an ongoing share repurchase program is an effective way to achieve our long term objective of enhancing shareholder value by returning free cash flow to shareholders, while continuing to drive growth organically and through strategic acquisitions,” said Todd Bluedorn, LII chief executive officer. “This authorization underscores the confidence the board and I have in Lennox International and our continued financial strength and future growth prospects.”

Through its subsidiaries, Lennox International Inc. is a global leader in the heating, ventilation, air conditioning, and refrigeration markets. Lennox International stock is traded on the New York Stock Exchange under the symbol “LII”. Additional information is available at <http://www.lennoxinternational.com> or by contacting Steve Harrison, vice president, investor relations at 972-497-6670